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                                                                     EXHIBIT 4.8


                        AMENDMENT TO WARRANT CERTIFICATE


     This AMENDMENT TO WARRANT CERTIFICATE, dated January    , 1997, between
                                                          ---
Harry's Farmers Market, Inc., a Georgia Corporation (the "Company") and Theodore
H. Ashford (the "Holder").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, the Holder owns a Warrant to Purchase Class A Common Stock of the Company, dated December 30, 1994 (the "Warrant"); and

     WHEREAS, the Holder and the Company desire to amend the Warrant as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Capitalized terms used herein and not otherwise defined shall have the meaning given such terms in the Warrant.

     2. The Exercise Price, effective the date hereof, shall be $4.00 per share (as such number may be adjusted hereafter in accordance with Section 5 of the Warrant, as amended hereby).

     3. Notwithstanding anything to the contrary in the Warrant, there shall be no adjustment to the number of Warrant Shares for which the Warrant is exercisable or to the Exercise Price by reason of the following: (i) the issuance of the Series AA Preferred Stock, stated value $9.00 per share, (the "Series AA Preferred Stock") issued by the Company pursuant to the Preferred Stock Exchange Agreement dated the date hereof between the Holder and the Company, (ii) the issuance of Stock upon conversion of the Series AA Preferred Stock, (iii) the issuance of the option (the "Option") to purchase Series B Convertible Preferred Stock, stated value $40.00 (the "Series B Preferred Stock"), contemplated by the Transaction Agreement dated the date hereof between the Company and HFMI Acquisition Corporation, a Delaware corporation (the "Transaction Agreement"), (iv) the issuance of the Series B Preferred Stock pursuant to the Option, (v) the issuance of Stock upon conversion of the Series B Preferred Stock, (vi) the issuance of the Warrants (as such term is defined in the Transaction Agreement) (the "New Warrants"), and (vii) the issuance of Stock upon exercise of the New Warrants.

     4. Except as set forth herein, the terms of the Warrants shall remain in full force and effect.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.



                                 HARRY'S FARMERS MARKET, INC.

                                 By: /s/ Harry A. Blazer
                                    ----------------------------------
                                    Name: Harry A. Blazer
                                    Title: President


                                 /s/ Theodore H. Ashford
                                 -------------------------------------
                                 Theodore H. Ashford


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